Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK’S Sporting Goods Reports First Quarter Results

•	Consolidated non-GAAP earnings per diluted share increased to $0.48 in the first quarter of 2013 as compared to consolidated earnings per diluted share of $0.45 in the first quarter of 2012

•	Company reaffirms full-year guidance

•	Board authorizes quarterly dividend of $0.125 per share

 PITTSBURGH, Pa., May 21, 2013 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S.-based full-line sporting goods retailer, today reported sales and earnings results for the first quarter ended May 4, 2013.

First Quarter Results

The Company reported consolidated non-GAAP net income for the first quarter ended May 4, 2013 of $60.5 million, or $0.48 per diluted share, compared to the Company’s expectations provided on March 11, 2013 of $0.47 to 0.49 per diluted share. For the first quarter ended April 28, 2012, the Company reported consolidated net income of $57.2 million, or $0.45 per diluted share.

On a GAAP basis, the Company reported consolidated net income for the first quarter ended May 4, 2013 of $64.8 million, or $0.52 per diluted share. GAAP results include an after-tax increase to net income of $4.3 million, or $0.04 per diluted share, resulting from an estimated partial recovery of its previously impaired JJB investment. The GAAP to non-GAAP reconciliation is included in a table later in the release under the heading “Non-GAAP Net Income and Earnings Per Share Reconciliation.”

Net sales for the first quarter of 2013 increased 4.1% to $1.3 billion. Adjusted for the shifted calendar due to the 53rd week in 2012, consolidated same store sales decreased 3.8%, compared to our guidance of an approximate 1 to 2% decrease. First quarter 2012 consolidated same store sales increased 8.4%. Shifted same store sales in the first quarter of 2013 for DICK'S Sporting Goods decreased 3.2% and Golf Galaxy sales decreased 11.8%.

Unshifted consolidated same store sales decreased 1.7%, compared to our guidance of approximately flat to a 1% increase, consisting of a 1.3% decrease at DICK'S Sporting Goods and a 7.4% decrease at Golf Galaxy. eCommerce penetration was 5.8% of total sales.

“In the first quarter, we generated earnings in line with our original guidance, but were not pleased with our sales results, which came in below our expectations,” said Edward W. Stack, Chairman and CEO. “To drive sales and preserve margins in the near-term, we will work with our vendor partners, particularly in golf, to provide value offerings; we will aggressively execute our store remodel program, with approximately 75% of the identified stores expected to be completed by the end of the second quarter; and we will continue to tightly manage clearance inventory, which has declined meaningfully.”

Mr. Stack continued, “Over the long-term, we have significant opportunity to profitably grow our business by doubling the size of our store base, aggressively building our eCommerce business, and further strengthening our Omni-channel platform.”

New Stores

In the first quarter, the Company opened two new DICK'S Sporting Goods stores. These stores are listed in a table later in the release under the heading “Store Count and Square Footage."

As of May 4, 2013, the Company operated 520 DICK'S Sporting Goods stores in 44 states, with approximately 28.3 million square feet and 81 Golf Galaxy stores in 30 states, with approximately 1.4 million square feet.

Balance Sheet

The Company ended the first quarter of 2013 with $114 million in cash and cash equivalents as compared to $521 million at the end of the first quarter of 2012. The Company did not have any outstanding borrowings under its $500 million revolving credit facility. Over the course of the past twelve months, the Company utilized capital to fund shares purchased pursuant to share repurchase programs, pay quarterly dividends, purchase its store support center, acquire intellectual property rights to the Field & Stream brand, build a distribution center and fund its $246 million special dividend.

Inventory per square foot was 2.5% higher at the end of the first quarter of 2013 as compared to the end of the first quarter of 2012, while clearance inventory per square foot decreased 7.4% during the same period.

Dividend

On May 20, 2013, the Company’s Board of Directors authorized and declared a quarterly dividend in the amount of $0.125 per share on the Company’s Common Stock and Class B Common Stock. The dividend is payable in cash on June 28, 2013 to stockholders of record at the close of business on June 7, 2013.

Share Repurchase Program

On March 7, 2013, the Company's Board of Directors authorized a five-year share repurchase program of up to $1 billion of the Company's common stock. In the first quarter, the Company repurchased 1.7 million shares of its common stock at an average cost of $47.41 per share, for a total cost of $80.6 million. The Company financed the repurchased shares from cash on hand.

Current 2013 Outlook

The Company’s current outlook for 2013 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as described later in this release.  Although the Company believes that the expectations and other comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations or comments will prove to be correct.

❖	Full Year 2013 – (52 Week Year) Comparisons to Fiscal 2012 – (53 Week Year)

•
Based on an estimated 126 million diluted shares outstanding, the Company currently anticipates reporting consolidated non-GAAP earnings per diluted share of approximately $2.84 to 2.86, excluding the partial recovery of a previously impaired asset. For the 53 weeks ended February 2, 2013, the Company reported consolidated non-GAAP earnings per diluted share of $2.53, excluding an impairment charge.  The 53rd week in fiscal 2012 contributed approximately $0.03 to earnings per diluted share.

•	Consolidated same store sales are currently expected to increase approximately 2 to 3% on a 52-week to 52-week comparative basis, compared to a 4.3% increase in fiscal 2012.

•
The Company expects to open approximately 40 new DICK'S Sporting Goods stores, relocate one DICK'S Sporting Goods store and complete four full and 75 partial remodels of DICK'S Sporting Goods stores in 2013. The Company also expects to open one new Golf Galaxy store and relocate one Golf Galaxy store in 2013, both of which will be in the new, larger format.

•	The Company expects to open approximately two new True Runner stores and approximately two new Field & Stream stores in 2013.

❖	Second Quarter 2013

•
Based on an estimated 126 million diluted shares outstanding, the Company currently anticipates reporting consolidated earnings per diluted share of approximately $0.75 to 0.77 in the second quarter of 2013, compared to second quarter 2012 non-GAAP earnings per diluted share of $0.65. On a GAAP basis, the Company reported consolidated earnings per diluted share of $0.43 in the second quarter of 2012.

•
Consolidated same store sales adjusted for the shifted calendar, due to the 53rd week in 2012, are currently expected to increase approximately 2 to 3% in the second quarter of 2013, or approximately 3.5 to 4.5% on an unshifted basis, as compared to a 3.8% increase in the second quarter of 2012.

•	The Company expects to open approximately seven new DICK'S Sporting Goods stores in the second quarter of 2013.

❖	Capital Expenditures

•	In 2013, the Company anticipates capital expenditures to be approximately $299 million on a gross basis and approximately $258 million on a net basis.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the first quarter results.  Investors will have the opportunity to listen to the earnings conference call over the internet through the Company’s website located at http://www.dickssportinggoods.com/investors. To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software.

In addition to the webcast, the call can be accessed by dialing (866) 652-5200 (domestic callers) or (412) 317-6060 (international callers) and requesting the “DICK'S Sporting Goods Earnings Call.”

For those who cannot listen to the live webcast, it will be archived on the Company’s website for 30 days. In addition, a dial-in replay of the call will be available. To listen to the replay, investors should dial (877) 344-7529 (domestic callers) or (412) 317-0088 (international callers) and enter confirmation code 10028173. The dial-in replay will be available for 30 days following the live call.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

Except for historical information contained herein, the statements in this release or otherwise made by our management in connection with the subject matter of this release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Our future performance and financial results may differ materially from those included in any such forward-looking statements and such forward-looking statements should not be relied upon by investors as a prediction of actual results. You can identify these statements as those that may predict, forecast, indicate or imply future results, performance or advancements and by forward-looking words such as “believe”, “anticipate”, “expect”, “estimate”, “predict”, “intend”, “plan”, “project”, “goal”, “will”, “will be”, “will continue”, “will result”, “could”, “may”, “might” or other words with similar meanings. Forward-looking statements include statements regarding, among other things, our expectations for future performance, continued profitable growth, investing in new stores and expectations on capital expenditures.

The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results, and could cause actual results for fiscal 2013 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by our management: ongoing economic and financial uncertainties may cause a decline in consumer spending; changes in the general economic and business conditions and in the specialty retail or sporting goods industry in particular; competition in the sporting goods industry; changes in consumer demand; limitations on the availability of attractive store locations; unauthorized disclosure of sensitive or confidential customer information; risks relating to our private brand offerings; access to adequate capital; changing laws and regulations affecting our business including the regulation of firearms and ammunition; factors affecting our vendors; litigation risks; foreign trade issues and currency exchange rate fluctuations; the loss of our key executives, especially Edward W. Stack, our Chairman and Chief Executive Officer; protection of our intellectual property; disruptions with our eCommerce services provider or of our information systems; disruption at our distribution facilities; developments with sports leagues, professional athletes or sports superstars; weather and seasonality of our business; regional risks; risk associated with strategic investments or acquisitions; labor needs; risks associated with being a controlled company; our anti-takeover provisions; our current intention to issue quarterly cash dividends; and our share repurchase activity, if any.

Known and unknown risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the year ended February 2, 2013 as filed with the Securities and Exchange Commission (“SEC”) on March 22, 2013 and in other reports filed with the SEC.  In addition, we operate in a highly competitive and rapidly changing environment; therefore, new risk factors can arise, and it is not possible for management to predict or assess the impact of all such risk factors. Forward-looking statements included in this release are made as of the date of this release. We do not assume any obligation and do not intend to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by the securities laws.

About DICK'S Sporting Goods, Inc.

DICK'S Sporting Goods, Inc. is an authentic full-line sports and fitness specialty omni-channel retailer offering a broad assortment of high quality, competitively-priced brand name sporting goods equipment, apparel and footwear in a specialty store environment. The Company also owns and operates Golf Galaxy, LLC, a golf specialty retailer.

As of May 4, 2013, the Company operated 520 DICK'S Sporting Goods stores in 44 states, 81 Golf Galaxy stores in 30 states and eCommerce websites and catalog operations for DICK'S Sporting Goods and Golf Galaxy. DICK'S Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/investors. The Company’s website is not part of this release.

Contact:

Timothy E. Kullman, EVP – Finance, Administration, and Chief Financial Officer or
Anne-Marie Megela, VP – Treasury Services and Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400

###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	May 4, 2013	% of Sales (1)	April 28, 2012	% of Sales (1)

Net sales	$1,333,701	100.00%	$1,281,704	100.00%
Cost of goods sold, including occupancy and distribution costs	922,047	69.13	887,097	69.21

GROSS PROFIT	411,654	30.87	394,607	30.79

Selling, general and administrative expenses	312,708	23.45	296,131	23.10
Pre-opening expenses	1,329	0.10	2,741	0.21

INCOME FROM OPERATIONS	97,617	7.32	95,735	7.47

Interest expense	669	0.05	3,449	0.27
Other income	(6,204)	(0.47)	(1,865)	(0.15)

INCOME BEFORE INCOME TAXES	103,152	7.73	94,151	7.35

Provision for income taxes	38,331	2.87	36,994	2.89

NET INCOME	$64,821	4.86%	$57,157	4.46%

EARNINGS PER COMMON SHARE:
Basic	$0.53		$0.47
Diluted	$0.52		$0.45

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING:
Basic	122,702		121,514
Diluted	125,862		127,003

Cash dividend declared per share	$0.125		$0.125

(1) Column does not add due to rounding

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	May 4, 2013	April 28, 2012	February 2, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$113,889	$520,967	$345,214
Accounts receivable, net	46,064	42,025	34,625
Income taxes receivable	3,250	4,053	15,737
Inventories, net	1,312,737	1,201,753	1,096,186
Prepaid expenses and other current assets	84,275	69,302	73,838
Deferred income taxes	42,707	18,400	30,289
Total current assets	1,602,922	1,856,500	1,595,889

Property and equipment, net	876,734	779,191	840,135
Construction in progress - leased facilities	—	4,477	—
Intangible assets, net	98,380	70,300	98,903
Goodwill	200,594	200,594	200,594
Other assets:
Deferred income taxes	3,798	9,264	4,382
Other	155,447	134,820	147,904
Total other assets	159,245	144,084	152,286
TOTAL ASSETS	$2,937,875	$3,055,146	$2,887,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$658,626	$654,596	$507,247
Accrued expenses	246,652	230,230	269,900
Deferred revenue and other liabilities	120,767	107,254	146,362
Income taxes payable	18,469	28,091	68,746
Current portion of other long-term debt and leasing obligations	8,407	138,590	8,513
Total current liabilities	1,052,921	1,158,761	1,000,768
LONG-TERM LIABILITIES:
Other long-term debt and leasing obligations	7,137	14,446	7,762
Non-cash obligations for construction in progress - leased facilities	—	4,477	—
Deferred income taxes	5,788	—	7,413
Deferred revenue and other liabilities	295,487	281,294	284,540
Total long-term liabilities	308,412	300,217	299,715
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock	977	950	981
Class B common stock	249	250	249
Additional paid-in capital	894,237	721,702	874,236
Retained earnings	961,517	974,587	911,704
Accumulated other comprehensive income	106	3,739	112
Treasury stock	(280,544)	(105,060)	(199,958)
Total stockholders’ equity	1,576,542	1,596,168	1,587,324
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,937,875	$3,055,146	$2,887,807

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	13 Weeks Ended
	May 4, 2013	April 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$64,821	$57,157
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	32,808	27,656
Deferred income taxes	(13,459)	(5,123)
Stock-based compensation	7,085	7,092
Excess tax benefit from exercise of stock options	(12,709)	(8,945)
Tax benefit from exercise of stock options	84	139
Other non-cash items	145	(231)
Changes in assets and liabilities:
Accounts receivable	(4,880)	(4,452)
Inventories	(216,551)	(186,756)
Prepaid expenses and other assets	(10,455)	(4,299)
Accounts payable	152,061	129,726
Accrued expenses	(28,000)	(28,548)
Income taxes payable / receivable	(25,081)	7,604
Deferred construction allowances	7,095	8,192
Deferred revenue and other liabilities	(28,316)	(16,982)
Net cash used in operating activities	(75,352)	(17,770)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(33,954)	(41,251)
Purchase of JJB Sports convertible notes and equity securities	—	(31,986)
Deposits and purchases of other assets	(34,674)	(25,210)
Net cash used in investing activities	(68,628)	(98,447)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on other long-term debt and leasing obligations	(731)	(7,142)
Construction allowance receipts	—	—
Proceeds from exercise of stock options	12,909	10,960
Excess tax benefit from exercise of stock options	12,709	8,945
Minimum tax withholding requirements	(12,773)	(5,185)
Cash paid for treasury stock	(80,603)	(103,857)
Cash dividend paid to stockholders	(18,168)	(15,418)
(Decrease) increase in bank overdraft	(682)	14,472
Net cash used in financing activities	(87,339)	(97,225)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(6)	7
NET DECREASE IN CASH AND CASH EQUIVALENTS	(231,325)	(213,435)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	345,214	734,402
CASH AND CASH EQUIVALENTS, END OF PERIOD	$113,889	$520,967
Supplemental disclosure of cash flow information:
Construction in progress - leased facilities	$—	$2,339
Accrued property and equipment	$28,605	$17,595
Cash paid for interest	$517	$3,296
Cash paid for income taxes	$83,733	$35,543

Store Count and Square Footage

The stores that opened during the first quarter of 2013 are as follows:

DICK’S
Store	Market
Holly Springs, NC	Raleigh
North Jacksonville, FL	Jacksonville

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated (1):

	Fiscal 2013			Fiscal 2012
	DICK'S Sporting Goods	Golf Galaxy	Total	DICK'S Sporting Goods	Golf Galaxy	Total
Beginning stores	518	81	599	480	81	561
Q1 New stores	2	—	2	6	—	6
Ending stores	520	81	601	486	81	567
Remodeled stores	—	—	—	—	—	—
Relocated stores	—	—	—	1	—	1

Square Footage:
(in millions)

	DICK'S Sporting Goods	Golf Galaxy	Total
Q1 2012	26.5	1.3	27.8
Q2 2012	26.7	1.3	28.0
Q3 2012	27.9	1.3	29.2
Q4 2012	28.2	1.4	29.6
Q1 2013	28.3	1.4	29.7

 (1)  Store count and square footage amounts do not include our True Runner stores.

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company provides information regarding net income and earnings per diluted share adjusted for certain non-recurring, infrequent or unusual items; earnings before interest, taxes and depreciation, adjusted to exclude certain significant gains and losses (“adjusted EBITDA”) and a reconciliation from the Company’s gross capital expenditures, net of tenant allowances. These measures are considered non-GAAP and are not preferable to GAAP financial information; however, the Company believes this information provides additional measures of performance that the Company’s management, analysts and investors can use to compare core operating results between reporting periods. These non-GAAP measures are provided below and on the Company’s website at http://www.dickssportinggoods.com/investors.

Non-GAAP Net Income and Earnings Per Share Reconciliation
(in thousands, except per share data):

	Fiscal 2013
	13 Weeks Ended May 4, 2013

	As Reported	Recovery of Previously Impaired Asset	Non-GAAP Total
Net sales	$1,333,701	$—	$1,333,701
Cost of goods sold, including occupancy and distribution costs	922,047	—	922,047

GROSS PROFIT	411,654	—	411,654

Selling, general and administrative expenses	312,708	—	312,708
Pre-opening expenses	1,329	—	1,329

INCOME FROM OPERATIONS	97,617	—	97,617

Interest expense	669	—	669
Other income	(6,204)	4,342	(1,862)

INCOME BEFORE INCOME TAXES	103,152	(4,342)	98,810

Provision for income taxes	38,331	—	38,331

NET INCOME	$64,821	$(4,342)	$60,479

EARNINGS PER COMMON SHARE:
Basic	$0.53		$0.49
Diluted	$0.52		$0.48

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING:
Basic	122,702		122,702
Diluted	125,862		125,862

During the first quarter of 2013, the Company determined that it would recover $4.3 million of its investment in JJB Sports, which it had previously fully impaired.  There is no related tax expense as the Company reversed a portion of the deferred tax valuation allowance it had previously recorded for net capital loss carryforwards it did not expect to realize at the time its investment in JJB Sports was fully impaired.

Adjusted EBITDA

Adjusted EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity.  Adjusted EBITDA, as the Company has calculated it, may not be comparable to similarly titled measures reported by other companies.  Adjusted EBITDA is a key metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations and capital investments.

	13 Weeks Ended
	May 4, 2013	April 28, 2012
	(dollars in thousands)
Net income	$64,821	$57,157
Provision for income taxes	38,331	36,994
Interest expense	669	3,449
Depreciation and amortization	32,808	27,656
EBITDA	$136,629	$125,256
Less: Recovery of previously impaired asset	(4,342)	—
Adjusted EBITDA, as defined	$132,287	$125,256

% increase in adjusted EBITDA	6%

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company’s gross capital expenditures to its capital expenditures, net of tenant allowances.

	13 Weeks Ended
	May 4, 2013	April 28, 2012
	(dollars in thousands)
Gross capital expenditures	$(33,954)	$(41,251)
Proceeds from sale-leaseback transactions	—	—
Deferred construction allowances	7,095	8,192
Construction allowance receipts	—	—
Net capital expenditures	$(26,859)	$(33,059)